CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED FROM THE VERSION FILED VIA EDGAR. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. INFORMATION THAT WAS OMITTED HAS BEEN NOTED WITH A PLACEHOLDER IDENTIFIED BY A BLACK MARK.

Execution Version

MASTER SERVICES AGREEMENT

This Master Services Agreement (this "**MSA**") is hereby entered into by **Bit Digital USA, Inc.**, a Delaware corporation ("**Company**"), [redacted], United States ("[redacted]"), and [redacted], a company formed in the [redacted] ("**Guarantor**"), which is an indirect shareholder of [redacted], an exempt private company limited by shares incorporated in [redacted], and is effective as of November 9, 2023 ("**MSA Effective Date**"), as amended by the Omnibus Amendment. In this MSA, Company and [redacted] (and, where context requires, Guarantor) are each referred to as a "**Party**" or collectively as the "**Parties**". Capitalized terms that are not defined in the body or exhibits of this MSA have the meanings set forth in Exhibit A (Definitions).

1. MSA.

1.1 Purchase Orders. From time to time, [redacted] may procure services from Company by delivering to the Company a purchase order substantially in the form of Exhibit B (each such purchase order, a "**Purchase Order**"). Each Purchase Order will describe the specifications and duration of the services that the Company will provide to [redacted] (the "**Services**").

1.2 Application of MSA to Purchaser Orders. When interpreting the terms of this MSA with respect to a given Purchase Order, (a) references to "**Services**" will be construed as references to the Services described in the Purchase Order, and (b) references to a "**Purchase Order**" will refer to the terms of both the MSA and the terms of this Purchase Order as applicable to the MSA. If there is a conflict between the terms of a Purchase Order and this MSA, the MSA will control.

2. SERVICES.

With respect to the Services set forth in a Purchase Order, Company will provide the Services and the Parties will perform as follows:

2.1 Provision of Services. Company will use commercially reasonable efforts to provide the Services in accordance with the terms of this MSA and each Purchase Order. The Parties will work together with the aim of offering the Services with an Uptime of at least [redacted]%.

2.2 Minimum Purchase Commitment. [redacted] will commit to purchase Services in respect of no less than [redacted] graphics processing units ("**GPUs**") from the Company with technical specifications reasonably approximating those outlined in Exhibit D of this MSA (unless otherwise specified in a Purchase Order); provided, that, upon mutual agreement of the Parties, smaller order units of GPUs may be requested from time to time.

2.3 Right of First Refusal: Subject to the terms contained in Section 2.3.2, for a period of thirty (30) days following the expiration of the latter of the MSA Term or any Purchase Order Term (the "**Prohibition Period**"), Company shall not enter into any sale or lease agreement or consummate any transaction with any third party to sell or lease any GPU that has been utilized by Company to provide the Services to [redacted] under this MSA (a "**Covered Transaction**").

2.3.1 The Company shall notify [redacted] during the Prohibition Period for any offer from a third-party for a proposed Covered Transaction. After [redacted]'s receipt of notice (the "**Offer Notice**") from the Company detailing the material terms (the "**Material Terms**") of a written offer for a proposed Covered Transaction with a third party, [redacted] is entitled with ten (10) days (the "**Exercise Period**") to propose to match such terms by delivering to Company an executed letter of intent, subject to

customary due diligence and customary legal terms in a definitive agreement, containing the Material Terms (the "**ROFR Offer**").

2.3.2 The Prohibition Period and Exercise Period constitutes ROFR Period. If a third-party makes an offer for a proposed Covered Transaction during the Prohibition Period, the Company shall not enter into a Covered Transaction with such a third-party during the ROFR Period.

2.3.3 If, by the expiration of the Exercise Period, [redacted] has not delivered the ROFR Offer to Company, the ROFR Period and all [redacted] rights contained in Section 2.3 will automatically expire and Company may consummate any future Covered Transaction(s) with any third party.

2.3.4 Nothing in this Section 2.3 shall obligate Company to enter into any Covered Transaction with [redacted] that is inconsistent with Applicable Law.

3. FEES AND INVOICES.

3.1 Service Fees. [redacted] will pay the Company for the Services in accordance with the tiered pricing matrix contained in Exhibit C to this MSA (the "**Service Fees**") as invoiced, provided that the Company will retain the right to adjust the Service Fees if [redacted]'s technical requirements deviate from the specifications contained in Exhibit D to this MSA, if the Company is affected by a significant change in market conditions or a Force Majeure (as defined in Section 10.16), or the level of Services deviate from the matrix contained in Exhibit C as mutually agreed by the Parties per Section 2.2 (Minimum Purchase Commitment). If the Company adjusts the Service Fees under any of the above-mentioned conditions, the Company will provide a written notice to [redacted] explaining the reasons for the price change and providing the adjusted Service pricing matrix fifteen (15) working days prior to such an adjustment; provided, that, such adjustments are to be made in the Company's sole discretion.

3.2 Invoicing. The Company will invoice [redacted] on a monthly basis in arrears and [redacted] shall pay the Service Fees within five (5) days of each invoice date. Separately, the Company will invoice [redacted] for Operating Costs and [redacted] shall pay such invoices for the Operating Costs within five (5) days of each such invoice date.

3.3 Taxes. The fees and expenses set forth herein do not include any foreign, federal, state or local sales, value added, use, withholding or other similar taxes, tariffs or duties, however designated, levied against the sale, licensing, delivery or use of the Services ("**Taxes**").

3.4 Guaranty. As a material inducement to Company's willingness to enter into this MSA and any Purchase Order and the Company's performance of its obligations provided under the MSA and the Purchase Order, for a period of [redacted] starting on the Effective Date the Guarantor hereby unconditionally guarantees the full performance and payment by [redacted] of each of the covenants, obligations and undertakings required to be performed by [redacted] under this MSA and each Purchase Order, as well as the transactions contemplated by this MSA and each Purchase Order, subject to all terms, conditions and limitations contained in this MSA and each Purchase Order. Guarantor hereby represents, acknowledges and agrees that any breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of [redacted] shall also be deemed to be a breach or default of Guarantor, and, subject to the terms and limitations of this MSA or Purchase Order, the Company may have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Guarantor and [redacted] in the first instance.

4. INTELLECTUAL PROPERTY.

4.1 License to Deliverables. Company hereby grants to [redacted] during the Term a non-transferable and revocable license in and to use the Deliverables in connection with the Services. [redacted]'s use of the Deliverables is governed by the MSA, the Purchase Order's relevant terms, and the Company's Intellectual Property Rights. For avoidance of doubt, nothing herein shall limit, prohibit or restrict Company's ownership or use of its Intellectual Property Rights in the Deliverables including, but not limited to, developing or building a similar product or service (or contract with a third party to do so) using similar ideas, features, functions or graphics.

4.2 License to Company Background IP. Company shall retain ownership of all Intellectual Property Rights to any invention, work or other matter, including (a) Company know-how, processes, methodologies, user interface designs, architecture, class libraries, and documentation (both printed and electronic) existing as of the MSA Effective Date, and (b) any derivatives, improvements, enhancements or extensions of the foregoing conceived, reduced to practice, or developed by Company during the term or in performance of this MSA, or (c) that has been or is created, conceived or reduced to practice by Company prior to or independently of this MSA but incorporated into or used with the Deliverables (the "**Background IP**"). For the avoidance of doubt: (a) [redacted] shall not, or shall not authorize anyone to sublicense, license, or resell Background IP.

4.3 Ownership, Licensing and Use of [redacted] Data. Except as expressly otherwise provided herein, all [redacted] Data provided to Company in connection with the Services is the exclusive property of [redacted]. [redacted] hereby grants to Company a non-exclusive, irrevocable, non-transferable, royalty-free, fully paid-up, worldwide right and license to use, access, evaluate, test, install, integrate, modify, display and reproduce the [redacted] Data, subjecting to the following conditions:

4.3.1 The Company shall use and access [redacted] Data for purposes associated with providing Services to [redacted] under this MSA and complying with Applicable Law;

4.3.2 The Company shall not use and access [redacted] Data for other purposes or provide [redacted] Data to other third-parties without informing and obtaining written consent from [redacted]; and

4.3.3 The Company may use all such data for general purposes only on a de-identified, aggregate basis.

4.4 Non-Exclusivity. Except as expressly otherwise provided herein, the Parties acknowledge and agree that the terms of this MSA and any Purchase Order, the Services, and the relationship between the Parties and their respective Affiliates, do not impose any obligations of exclusivity on either Party or its Affiliates.

5. TERM AND TERMINATION RIGHTS.

5.1 Term. This MSA commences on this MSA Effective Date and, unless otherwise terminated pursuant to the terms of this MSA, continues for a period of [redacted] (the "**Initial Term**"). This MSA will automatically renew for successive [redacted] (each a "**Renewal Term**") after the Initial Term and any subsequent Renewal Term, unless a Party provides the other Party written notice of its intent not to renew at least one hundred twenty (120) days prior to the expiration of the Initial Term or the then-current Renewal Term (the Initial Term together with all Renewal Terms, the "**MSA Term**").

5.2 Purchase Order Term. Each Purchase Order commences on the effective date set forth in the Purchase Order and, unless the Purchase Order is terminated, continues for the period of time set forth in the Purchase Order, or if no period of time is set forth, for the period of time coterminous

with this MSA (such period of time, the "**Purchase Order Term**"). If a Purchase Order Term continues beyond the expiration of the MSA Term, the MSA Term of this MSA will be extended until such time that the Purchase Order expires or is terminated, solely with respect to the Services provided under that Purchase Order. The termination of a specific Purchase Order will not terminate this MSA or any other Purchase Order.

5.3 Termination for Cause. Each Party may terminate this MSA or any Purchase Order (as the case may be) by providing written notice to the other Party if the other Party commits a material breach of this MSA or the Purchase Order (as the case may be) that (a) is not capable of cure, or (b) is capable of cure but that the other Party fails to cure within thirty (30) days after receipt of written notice from the other Party of such breach.

5.4 Termination for Financial Insolvency. Each Party, at its sole discretion, may terminate this MSA or a Purchase Order (as the case may be) by providing the other Party with written notice, if the other Party or Guarantor (a) becomes insolvent, undergoes a dissolution, or ceases its business operations, or any petition is filed or other steps are taken for its or its Guarantor's bankruptcy, liquidation, receivership, administration, examinership, dissolution, or other similar action, or (b) it or its Guarantor commences negotiations or enters into an agreement with all or any class of its creditors in relation to any assignment for the benefit of such creditors, the rescheduling of any of its or its Guarantor's debts, and/or any compromise or other arrangement with any of its or its Guarantor's creditors.

5.5 Termination Due to a New Regulatory Requirement. If a Governmental Authority enacts or issues an Applicable Law that conflicts with any term of a Purchase Order (a "**Regulatory Requirement**"), each Party, at its sole reasonable discretion, may modify or terminate such Purchase Order, to account for the economic or legal impact of such Regulatory Requirement.

5.6 Termination with Fee. [redacted] may request in writing to terminate this MSA (inclusive of any Purchase Order made thereunder) or any Purchase Order by providing the Company with such written request no less than fifteen (15) business days in advance of such requested termination date, fulfilling all outstanding obligations under the MSA and outstanding Purchase Orders, and paying Company an early termination fee equal to [redacted] of the fees that would have accrued for the Services during the remainder of the Term of the MSA and applicable Purchase Orders.

5.7 Not Exclusive Remedy. Termination of this MSA or any Purchase Order is not an exclusive remedy, and the exercise by any Party of any remedy under this MSA or any Purchase Order will be without prejudice to any other remedy it may have under this MSA, the Purchase Order, Applicable Law, or otherwise.

5.8 Survival. The following Sections and Exhibits will survive any expiration or termination of this MSA or a Purchase Order: Section 1.1 (Purchase Orders), Section 1.2 (Application of MSA to Purchase Orders), Section 4.4 (Non-Exclusivity), Section 4.3 (Ownership, Licensing, and Use of [redacted] Data), Section 3 (Fees and Invoices) regarding any pending payment, Section 5.8 (Survival), Section 5.9 (Effect of Termination), Section 7 (Disclaimers; Limitation of Liability), Section 8 (Indemnification), Section 9 (Confidentiality), Section 10 (General), and Exhibit A (Definitions) to this MSA, in addition to any Sections and Exhibits that are otherwise designated as surviving.

5.9 Effect of Termination. Termination or expiration of a Purchase Order will not affect a Party's obligations or remedies under this MSA or any Purchase Order with respect to transactions submitted by [redacted] before the date of termination or expiration, or with respect to a Party's right to collect for fees of any transaction. Upon any such termination or expiration, each Party shall immediately pay the other Party for all amounts due and payable hereunder as of the effective date

of termination or expiration, including any interest for late payments and any legal fees incurred by Company to recover any such fees, as applicable.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS.

6.1.1 Mutual. Each Party to this MSA and a Purchase Order represents and warrants that: (a) it has and will retain, the full right, power, and authority to enter into this MSA or the Purchase Order; (b) it has been duly authorized to do so by all required governmental, corporate, or similar action; (c) when executed and delivered by such Party, this MSA or the Purchase Order will be legally binding upon and enforceable against such Party, and this MSA or the Purchase Order will not conflict with any agreement, instrument, or understanding, oral or written, to which such Party is a party or by which it may be bound; and (d) as of the date such Party executed this MSA or the Purchase Order, there are no proceedings pending or, to its knowledge, threatened or reasonably anticipated that would challenge or that may have a material adverse effect on its performance under this MSA or the Purchase Order. Each Party is duly organized, validly existing, and in good standing as a corporation or other entity as represented in this MSA or the Purchase Order under the laws and regulations of its jurisdiction of incorporation, organization, or chartering.

7. DISCLAIMERS; LIMITATION OF LIABILITY.

7.1 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS MSA OR ANY PURCHASE ORDER, THE SERVICES AND ANY COMPONENTS THEREOF, ANY UPDATES, THE DOCUMENTATION, THE DELIVERABLES, AND ANY OTHER MATERIALS PROVIDED IN THIS MSA OR ANY PURCHASE ORDER, AS WELL AS THE SERVICES, ARE PROVIDED "AS IS" AND "AS AVAILABLE." EXCEPT AS EXPRESSLY SET FORTH IN THIS MSA OR ANY PURCHASE ORDER, NEITHER PARTY TO THIS MSA OR A PURCHASE ORDER MAKES ANY REPRESENTATIONS OR WARRANTIES, AND ALL OF THE PARTIES HEREBY EXPRESSLY DISCLAIM, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND IMPLIED WARRANTIES OF NON-INFRINGEMENT AND THOSE ARISING FROM THE COURSE OF DEALING OR PERFORMANCE, USAGE OR TRADE PRACTICES.

7.2 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES. FURTHER, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY DAMAGES, IN THE AGGREGATE, SHALL NOT EXCEED AN AMOUNT EQUAL TO THE SERVICE FEES PAID TO COMPANY IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE OR SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANY OF THE FOREGOING, THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 7.2 SHALL NOT APPLY TO [redacted]'S OBLIGATIONS UNDER SECTION 8 OR TO EITHER PARTY'S DAMAGES ARISING FROM A BREACH OF SECTION 9.

CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED FROM THE VERSION FILED VIA EDGAR. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. INFORMATION THAT WAS OMITTED HAS BEEN NOTED WITH A PLACEHOLDER IDENTIFIED BY A BLACK MARK.

8. INDEMNIFICATION.

8.1 Indemnification. Except as otherwise expressly provided hereunder, [redacted] agrees to indemnify, defend, and hold harmless Company and its Affiliates, and their respective employees, officers, directors, advisors, counsel, and other representatives (collectively, the "**Company Indemnified Parties**") from and against any and all losses, costs, expenses (including reasonable legal fees and expenses such as for attorneys, experts, and consultants, and reasonable out-of-pocket costs), damages, or liabilities (collectively, "**Losses**"), suffered or incurred by any **Company Indemnified Party** in connection with: (a) [redacted]'s material breach of this MSA or Applicable Law; (b) [redacted]'s fraud, gross negligence, or willful misconduct in the performance of obligations set forth in this MSA; or (c) any third-party claim (each a "**Claim**") that the [redacted] Data or Deliverables, or any Company Indemnified Party's receipt, use or circulation of either of the foregoing in accordance with this MSA, has infringed, violated, or misappropriated any third-party Intellectual Property Rights in copyrights, patents, or trademarks.

8.2 Other Remedies. The remedies in this Section 9 are not exclusive and do not limit the remedies provided elsewhere in this MSA, a Purchase Order or under Applicable Law.

9. CONFIDENTIALITY.

9.1 Definitions and Exclusions.

9.1.1 Definition of Confidential Information. A Party (each a "**Disclosing Party**") may disclose information, directly or indirectly, to the other Party (each a "**Receiving Party**"), and such information will be deemed to be "**Confidential Information**" if when it is disclosed, regardless of the form or medium (whether in writing, verbally, electronically, or otherwise), it is designated as confidential by the Disclosing Party or reasonably should be understood as confidential. Confidential Information includes information such as a Party's product designs, business affairs, vendors, trade secrets, third-party confidential information, product plans, software, Technology, financial information, marketing plans, business opportunities, pricing information, information regarding customers or users, inventions, and know-how. All non-public Company Technology, Company Data and information comprising or concerning Company's or its Affiliates' facilitation of the Services, will be deemed to be Company's Confidential Information. Notwithstanding the foregoing, general information about the Services may be shared by either Party to the general public in the form of press releases or similar statements and specific information, including transaction volume, may be shared by either Party to its respective investors or potential investors.

9.2 Use and Disclosure of Confidential Information. A Receiving Party will only use the Confidential Information of a Disclosing Party as required to perform its obligations and exercise its rights under this MSA or a Purchase Order, and as set forth in Section 9.3. A Receiving Party will hold the Confidential Information it receives in strict confidence and take appropriate precautions to protect such Confidential Information (such precautions to include, at a minimum, all precautions such Receiving Party employs with respect to its own Confidential Information). A Receiving Party will not disclose the other Party's Confidential Information to anyone other than to its Affiliates and its and their Representatives, subject to the following conditions: any such Affiliate or Representative who receives Confidential Information in accordance with the foregoing must (a) have a "need to know" such Confidential Information for the purposes of the Receiving Party exercising its rights or performing its obligations under this MSA or a Purchase Order, and (b) be subject to confidentiality obligations that offer at least the same degree of protection as the confidentiality obligations set out in this MSA or the Purchase Order (as the case may be). A Receiving Party making such disclosures will be liable for each such Affiliate's or Representative's retention, use,

and disclosure of the Disclosing Party's Confidential Information. A Receiving Party will treat all Confidential Information disclosed by a Disclosing Party, its Affiliates, and their respective Representatives who are disclosing Confidential Information on their behalf in connection with the Services, as the Disclosing Party's own Confidential Information.

9.3 Disclosures to Governmental Authorities. A Receiving Party may disclose the existence of this MSA or the Purchase Order and their respective key terms pursuant to a regulatory filing to a Governmental Authority. In addition, if a Governmental Authority or Applicable Law requires a Receiving Party to disclose the Confidential Information of a Disclosing Party, the Receiving Party will: (a) immediately notify the Disclosing Party after learning of the existence or likely existence of such requirement (unless prohibited by Applicable Law or otherwise subject to attorney-client privilege); (b) limit the scope of such disclosure to only the Confidential Information necessary to comply with the requirement; (c) make reasonable efforts to obtain confidential treatment of or protection by order of any Confidential Information; and (iv) permit, subject to Applicable Law, the Disclosing Party to seek a protective order or to otherwise challenge or limit the disclosure of the Confidential Information prior to the disclosure thereof.

9.4 Residuals. Notwithstanding anything to the contrary in this MSA or any Purchase Orders regarding Confidential Information, neither the Company nor its Affiliates (including its employees, subcontractors, consultants, and agents) shall be prohibited or enjoined from utilizing general knowledge, skills and experience, concepts, know-how and techniques retained in the unaided memory of an individual and acquired as a result of such individual's authorized access to [redacted]'s Confidential Information during the course of the performance or receipt of the Services ("**Residuals**").

9.5 Feedback. [redacted] or any one of its respective Affiliates may, but is not required to, provide the Company or its Affiliates with suggestions, comments, ideas, or know-how, in any form, that are related to the Company's or its Affiliates' respective products, services, or Technology ("**Feedback**"). Any such Feedback will not be considered Confidential Information. Neither the Company nor any of its Affiliates will have any obligation to provide compensation for any use of Feedback. [redacted] hereby grants to the Company, on [redacted]'s and its Affiliates' behalf, and on behalf of its and their employees, contractors, and agents, a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, sublicensable (through multiple tiers) right and license to use, copy, incorporate, reduce to practice, and create derivative works from Feedback provided by [redacted], its Affiliates, or its or their respective employees, contractors, or agents.

10. GENERAL.

10.1 Governing Law; Jurisdiction; Venue. This MSA and the Purchase Orders shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of State of New York. The Parties will make a good-faith effort to settle between themselves any claim, dispute, or controversy (each, a "**Dispute**") arising out of or in connection with this MSA or any Purchase Order. If any Dispute cannot be settled within thirty (30) days after notice of such Dispute is provided by one Party to the other Party, such Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The Parties further agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply, provided the amount in dispute does not exceed $75,000 at the time of the communication referred to in Article 1(3) of the Expedited Procedure Rules. Any

arbitration or other action or proceeding brought under this MSA shall be conducted in Singapore, in English.

10.2 Assignment. This MSA and the Purchase Orders will each bind and inure to the benefit of each of its respective Parties and their permitted successors and assigns. [redacted] may not, in whole or in part, assign or novate this MSA or the Purchase Order (as the case may be), without the prior written consent of the Company. Company or a Company Affiliate may assign or novate this MSA or any Purchase Order, in whole or in part, and without restriction, to any Affiliate or a party that provides Company direct or indirect financing to the extent such assignment or novation is a commercial requirement to secure such financing, a non-exclusive example of which would be Company pledging this MSA and the Purchase Orders as collateral to a lender as a requirement for such financing. Except as expressly authorized under this Section 10.2, any attempt by [redacted] to transfer or assign or novate this MSA or any Purchase Order will be null and void.

10.3 Notices. Except as otherwise expressly set forth in this MSA or a Purchase Order, any notice required under this MSA or a Purchase Order will be in writing delivered to the applicable address below and will be deemed given: (a) upon receipt when delivered personally; (b) two (2) days (other than weekends or public holidays) after it is sent if sent by certified or registered mail (return receipt requested); (c) one (1) day (other than weekends or public holidays) after it is sent if by next day delivery by a major commercial delivery service; or (d) the next business day upon electronic delivery by email.

Company:	[redacted]	**Guarantor:**
Bit Digital USA, Inc. 33 Irving Place New York, NY 10003 United States With a copy to (which copy shall not constitute notice): Pratin Vallabhaneni White & Case LLP 1221 Avenue of the Americas New York, NY 10020 prat.vallabhaneni@whitecase.com	[redacted]	[redacted]

10.4 Amendments. No supplement, modification, or amendment of this MSA or any Purchase Order will be binding unless executed in writing by a duly authorized signatory of each Party. A valid amendment of this MSA will be deemed to automatically amend and will be binding upon each Party that is a signatory to a Purchase Order.

10.5 Waivers. No waiver will be implied from conduct or failure to enforce or exercise rights under this MSA or any Purchase Order, nor will any waiver be effective, unless in writing signed by a duly authorized signatory on behalf of the Party claimed to have waived such rights.

10.6 Publicity. The Company shall have the right during the MSA Term, with written agreement from [redacted], which is not to be unreasonably conditioned, delayed, or withheld, to (a) publicly announce that [redacted] is a customer of Company and a user of the Services, (b) generally explain the Services;

and (c) use [redacted]'s trademarks, service marks, and trade names in commerce, in accordance with any reasonable guidelines provided by [redacted].

10.7 Entire Agreement. This MSA (including all exhibits) is the complete and exclusive statement of the mutual understanding of the Parties and supersedes and cancels all previous written and oral agreements and communications, relating to the subject matter of this MSA including, but not limited to, term sheets, non-disclosure agreements, pricing proposals, transaction overviews, and the like. Each Purchase Order (including any exhibits and appendices) is the complete and exclusive statement of the mutual understanding of the Parties with respect to the Services provided thereunder and supersedes and cancels all previous written and oral agreements and communications, relating to the subject matter of the Purchase Order.

10.8 Independent Contractors. The Parties are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency created between the Parties. Neither Party will have the right to create any obligation or duty, express or implied, on behalf of the other Party.

10.9 Non-Solicit. During the MSA Term and for one year thereafter, [redacted] will not, either directly or indirectly, on its own behalf or on behalf of its Affiliates or others, solicit, divert, hire away, or engage with, or attempt to solicit, divert, hire away or engage with any then-current employee or vendors, contractors or suppliers in the data center or GPU or CPU industry of the Company or its Affiliates. Notwithstanding the foregoing, it is understood that this non-solicitation provision shall not prohibit: (a) solicitation of any employee who contacts [redacted] on his or her own initiative without any solicitation by or encouragement from [redacted]; (b) generalized solicitations by advertising and the like which are not directed to specific employees of the Company; (c) solicitations of employees whose employment was previously terminated by the Company; (d) solicitations of employees who have terminated their employment with the Company without any prior solicitation by [redacted]; or (e) with Company's prior written consent, engagement with a Company vendor, contractor or supplier in the data center or GPU or CPU industry.

10.10 Cloud Platform Services. The Parties agree to negotiate and enter into mutually agreeable definitive documentation pursuant to which Company will purchase from [redacted] cloud platform services (as defined in such definitive documentation), in an amount that is no higher than an amount as described in Exhibit E and based on the purchase proceeds collected by the Company under this MSA and any relevant Purchase Order.

10.11 Remedies. Unless expressly set forth otherwise in this MSA or a Purchase Order, any and all remedies expressly conferred upon a Party are cumulative with and not exclusive of any other remedy conferred by this MSA or the Purchase Order or by law on that Party, and the exercise of any one remedy does not preclude the exercise of any other available remedy.

10.12 Counterparts; Execution. This MSA and each Purchase Order may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one agreement. This MSA and each Purchase Order may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.

10.13 Severability. Any provision of this MSA or a Purchase Order that is invalid, prohibited, or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

10.14 Third-Party Rights. Except as expressly set forth in this MSA or a Purchase Order, only the Parties to this MSA have any right to enforce any term of this MSA.

10.15 Construction. Captions are for convenience only and do not constitute a limitation of the terms hereof. The singular includes the plural, and the plural includes the singular. References to "herein," "hereunder," "hereinabove," or like words will refer to this MSA or a Purchase Order as a whole and not to any particular section, subsection, or clause contained in this MSA or the Purchase Order. The terms "include" and "including" are not limiting and are deemed to be followed by the words "without limitation". Reference to any agreement or document includes any permitted modifications, supplements, amendments and replacements thereto. References to "day" refer to a calendar day, unless otherwise expressly stated. All references to "$" or "dollars" refer to United States Dollars.

10.16 Force Majeure. The Company will not be liable for any failure or delay to comply with this MSA or any Purchase Order due to any cause beyond its reasonable control, including fire; flood; volcano; storm; earthquake; sabotage; power failure, widespread denial of service attacks or similar attacks or internet failure; acts of God and the public enemy; acts of war; acts of terrorism; riots; civil or public disturbances; general strikes, lock-outs, or labor disruptions; telecommunications or infrastructure malfunction; vendor or supply chain problems; national or regional emergencies; acts of government; any new laws, rules, or regulations (each a "**Force Majeure**"). If the Company fails or delays the performance of the MSA or any Purchase Order due to Force Majeure, the Company shall use commercially reasonable efforts to inform [redacted]. Except for payment obligations, [redacted] will not be liable for any failure or delay to comply with this MSA or any Purchase Order due to a Force Majeure. [redacted] shall use commercially reasonable efforts to inform the Company for its failure or delay to comply with this MSA or any Purchase Order.

[SIGNATURE PAGE FOLLOWS]

CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED FROM THE VERSION FILED VIA EDGAR. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. INFORMATION THAT WAS OMITTED HAS BEEN NOTED WITH A PLACEHOLDER IDENTIFIED BY A BLACK MARK.

By signing below, each Party acknowledges that it has read, and agrees to, all the terms of this MSA.

Bit Digital USA, Inc.

Signature:

Name: Erke Huang

Title: Executive Director & Chief Financial Officer

[redacted]

Signature:

Name: [redacted]

Title: [redacted]

[redacted]

Signature:

Name: [redacted]

Title: [redacted]